                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-52709

PROSPECTUS
                                1,638,375 SHARES

                          NHANCEMENT TECHNOLOGIES INC.

                                  COMMON STOCK

         All of the shares of Common Stock, $0.01 par value ("Common Stock"), of NHancement Technologies Inc., a Delaware corporation (the "Company" or "NHancement"), offered hereby are being sold by certain stockholders of the Company named herein under "Selling Stockholders" and may be offered for sale from time to time by and for the account of such stockholders (collectively, the "Selling Stockholders") as more fully described herein. See "Selling Stockholders." Up to 150,000 of the shares offered for sale hereby are held by a Selling Stockholder who is an affiliate of the Company; such Selling Stockholder presently holds approximately 17.75% of the issued and outstanding shares of the Common Stock of the Company. Such shares are being registered pursuant to the terms of a registration rights agreement entered into between the Company and such Selling Stockholder in connection with the initial public offering ("IPO") of the Company's Common Stock in February 1997. The balance of the shares offered for sale hereby are issuable upon conversion of the Series A Convertible Preferred Stock of the Company currently held by or to be issued to certain of the Selling Stockholders. Based on a conversion price equal to 75% of the average closing bid price of the Common Stock for the five trading days ending on May 12, 1998, the Series A Convertible Preferred Stock would convert into 1,488,375 shares of Common Stock. The foregoing estimate is for illustrative purposes only. The actual number of shares of Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock is subject to adjustment and could be materially more or less than such estimated amount, depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Risk Factors -- Prior Losses; Uncertainty of Future Profitability" and "--Potential Volatility of Stock Price." There is also a limitation on the number of shares of Common Stock that can be issued upon conversion of the Preferred Stock at any particular time; generally, the Selling Stockholders holding Series A Convertible Preferred Stock have contractually agreed with the Company not to convert the Series A Convertible Preferred Stock to the extent that such conversion would result in a Selling Stockholder beneficially owning more than 9.99% of the then-outstanding Common Stock. In addition, the issuance of shares of Series A Convertible Preferred Stock convertible into Common Stock representing more than 20% of the then-outstanding Common Stock of the Company requires the approval of the Company's stockholders, which approval has not yet been solicited or obtained. For a further description of the terms of the Series A Convertible Preferred Stock financing, see "Recent Developments."

         The Company will not receive any proceeds from the sale of shares offered hereby by the Selling Stockholders. See "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution." The shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during a period of time commencing on the effective date of the Registration Statement of which this Prospectus forms a part and ending no later than April 13, 2000 or the earlier sale of all of the shares offered hereby.

         The Common Stock is currently listed on the Nasdaq SmallCap Market System Market under the symbol "NHAN." On May 12, 1998, the closing bid price per share of the Common Stock on the Nasdaq SmallCap Market System was $3.00. The closing bid price per share of the Company's Common Stock, as reported on the Nasdaq SmallCap Market System, has fluctuated since the time of the IPO, ranging from a high of $4.3125 per share to a low of $2.00 per share.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 2, 1998.
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     The shares may be offered by the Selling Stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market System, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As of the date of this Prospectus, no agreements had been reached for the sale of the shares or the amount of any compensation to be paid to underwriters, brokers or dealers in connection therewith. The Company has agreed to bear all expenses in connection with the registration and sale of the shares being offered hereby by the Selling Stockholders, other than commissions, concessions or discounts to underwriters, brokers or dealers and certain fees and expenses of counsel and other advisors to certain of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." Each of the Selling Stockholders, individually, reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares to be made in the manner set forth above.

                              --------------------

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Commissioner's Web site at "http://www.sec.gov" and at prescribed rates from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is currently quoted for trading on the Nasdaq SmallCap Market System, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and, in each instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Company pursuant to the Exchange Act are hereby incorporated herein by reference to this Prospectus:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, as filed with the Commission on April 15, 1998.

(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, as filed with the Commission on May 15, 1998, as amended by the Company's Report on Form 10-QSB/A, as filed with the Commission on June 1, 1998.

(c) The Company's Current Report on Form 8-K dated as of April 13, 1998, as filed with the Commission on May 21, 1998.

(d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering contemplated hereby.

(e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Registration No. 0-21999), filed with the Commission under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (solely with respect to statements incorporated by reference herein from a document that was filed prior to the date of this Prospectus), or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies of such information should be directed to Douglas S. Zorn, Executive Vice President and Chief Financial Officer, NHancement Technologies Inc., 39420 Liberty Street, Suite 250, Fremont, California; Telephone Number: (510) 744-3333.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements included in or incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, impact the demand for the Company's products and services; market demand, which generally tends to increase during strong years of the business cycle and generally tends to decrease during weak years of the business cycle, although the Company's historical and future financial performance may not necessarily conform to these stated trends; product performance and technological developments, which may affect the Company's ability to compete with other companies marketing products or performing services similar to those marketed or performed by the Company, thereby affecting the Company's ability, among other things, to generate revenues; changes in the Company's business strategy or development plans, which may, among other things, prolong the time it takes to achieve the Company's objectives described herein; the loss of any significant suppliers or customers; the Company's dependence on key personnel; the quality, judgment and strategic decisions of management and other personnel; and other factors referenced in this Prospectus.


                   SPECIAL NOTE REGARDING CERTAIN TRANSACTIONS

         In January 1998, the Company entered into a definitive agreement to acquire Infotel Technologies (Pte) Ltd ("Infotel"), a communications systems integrator located in Singapore. Closing of the transaction is contingent upon the Company obtaining the financing necessary to complete the acquisition. In the event that the Company is unable to complete the transaction by June 24, 1998, the Company is obligated to pay to the Infotel stockholders a termination fee in the amount of approximately $300,000, together with interest at 3% above the prime rate. See "Recent Developments" for a more complete description of the terms of the proposed acquisition. See also the audited and unaudited financial statements of Infotel and the pro forma financial statements of the Company included in this Prospectus in accordance with the rules and regulations promulgated by the Securities and Exchange Commission. There is no assurance that the pending acquisition of Infotel will be completed by the Company, notwithstanding the inclusion in this Prospectus of the Company's pro forma financial information and the audited and unaudited financial statements of Infotel.

         In April 1998, the Company entered into a financing transaction with certain of the Selling Stockholders pursuant to which the Company agreed to sell shares of the Series A Convertible Preferred Stock of the Company that are convertible into shares of the Common Stock offered hereby. The maximum aggregate proceeds of the offering of Preferred Stock are $3.0 million, of which $1,250,000 (less certain costs and expenses in the amount of approximately $162,500) had been paid to the Company as of the date of the filing of the Registration Statement on Form S-3 of which this Prospectus is a part. Payments for additional installments of Preferred Stock are payable to the Company in accordance with, and are subject to the terms of, the Preferred Stock financing. See "Recent Developments" for a more complete description of the terms of the Preferred Stock financing.




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                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, appearing elsewhere in or incorporated by reference into this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus includes certain trademarks of NHancement and its subsidiaries.

                                   The Company

         NHancement Technologies Inc. is a multimedia communications systems integrator, headquartered in Fremont, California. Its objective is to become a leading global systems integrator of communications-centric products. The Company, through its two operating subsidiaries, Voice Plus, Inc., a California corporation ("Voice Plus" or "VPI"), also headquartered in Fremont, California, and Advantis Network & System Sdn Bhd, a Malaysian corporation headquartered in Kuala Lumpur ("Advantis"), provides businesses with communications products and technological innovations designed to enhance efficiency. Services currently provided by the Company include voice messaging, e-mail, paging and multimedia systems, network servers, local area networks, wide area networks, routers, transmission systems and network security systems.

         The Company was incorporated in 1996 to pursue a business combination opportunity with Voice Plus(R), a company engaged in the business of integrating voice processing systems with telecommunications equipment, and BioFactors, Inc. ("BioFactors" or "BFI"), a development stage company incorporated in Delaware that offered the FACTOR 1000(R) system, a proprietary computerized human impairment testing system. These two companies were acquired by NHancement on February 3, 1997 pursuant to two separate merger transactions whereby each of Voice Plus and BioFactors became wholly-owned subsidiaries of the Company. Immediately following these acquisitions, the Company completed an initial public offering ("IPO") of shares of its Common Stock.

         Subsequent to the completion of the IPO, management decided to combine the operations of Voice Plus and BioFactors into a single entity. Effective as of November 12, 1997, BioFactors was merged with and into Voice Plus in a statutory merger intended to qualify, for federal income tax purposes, as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Voice Plus was the surviving corporation in the merger transaction with BioFactors, and the separate existence of BioFactors ceased on the effective date of the merger. The operations of the combined entity are currently being conducted under the name of "Voice Plus."

         Prior to its merger with Voice Plus, BioFactors had concentrated on developing a market for the FACTOR 1000 system, which is used for detecting worker impairment. The Company has since determined that such effort is no longer justified, given the resources required to develop such a market, as well as the need to dedicate its financial resources to its other core businesses, and plans to seek a buyer for the Factor 1000 technology in 1998.

         The acquisition of Advantis was completed by the Company on December 15, 1997. Advantis, now a wholly-owned subsidiary of NHancement, is a communications systems integrator formed to address the growing communications infrastructure needs of Malaysia.

         On January 16, 1998, the Company entered into a definitive agreement to acquire all of the issued and outstanding shares of the capital stock of Infotel Technologies (Pte) Ltd ("Infotel"), a company organized under the laws of Singapore. The terms of the agreement require a cash payment of approximately $2.3 million, notes payable by NHancement to the Infotel stockholders of approximately $2.0 million (with payment subject to Infotel achieving certain 1998 and 1999 profitability targets), and the issuance of 431,000 shares of NHancement Common Stock, which number of shares may increase based on certain price protections afforded the Infotel stockholders. Consummation of the transaction is contingent upon the Company obtaining the financing necessary to complete the acquisition, the closing of which must occur, if at all, by no later than June 24, 1998.


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      The Company recently entered into a securities purchase agreement providing for the sale to certain of the Selling Stockholders of shares of Series A Convertible Preferred Stock, all or a portion of the proceeds of which will be applied toward the purchase price of Infotel. The maximum aggregate amount of the Preferred Stock financing is $3.0 million, of which $1,250,000 (less certain costs and expenses in the amount of approximately $162,500) had been paid to the Company as of the date of the filing of the Registration Statement on Form S-3 of which this Prospectus is a part; and additional installments are payable to the Company provided certain conditions are satisfied (see "Recent Developments" for a more complete description of the terms of the Preferred Stock financing). Should the Infotel acquisition be consummated, in addition to the Company's existing portfolio of infrastructure communications equipment products, it will provide radar system integration, turnkey project management services and test instrumentation, as well as a wider portfolio of communications equipment. There is no assurance that the Company will be able to consummate the Infotel transaction or to obtain the financing necessary to complete the Infotel acquisition. For a more complete description of the terms of the Infotel transaction and the Series A Convertible Preferred Stock offering, as well as the shares of Common Stock being offered hereby, see "Selling Stockholders" and "Recent Developments."

                                  The Offering

Securities offered by
the Selling Stockholders                    1,638,375 shares of Common Stock(1)

Common Stock outstanding
prior to the offering                       4,436,500 shares of Common Stock(2)

Common Stock to be outstanding
after the offering                          5,924,875 shares of Common Stock(3)

Risk Factors                                The Common Stock offered hereby
                                            involves a high degree of risk. See
                                            "Risk Factors."

Use of Proceeds                             The Company will not receive any
                                            proceeds from sales of the Common
                                            Stock by the Selling Stockholders
                                            but will bear the expenses of
                                            registration of such Common Stock.
                                            See "Use of Proceeds," "Selling
                                            Stockholders" and "Plan of
                                            Distribution."

Selling Stockholders                        Certain of the Selling Stockholders
                                            are affiliates of the Company. See
                                            "Selling Stockholders."

Recent Developments                         The Company has engaged in
                                            transactions material to the Company
                                            since the date of its Annual Report
                                            on Form 10-KSB for the fiscal year
                                            ended December 31, 1977. See "Recent
                                            Developments."

Nasdaq Symbol                               Common Stock "NHAN."
--------------------

(1) Estimated based in part on the aggregate number of shares of Common Stock that may be issued upon conversion of shares of Series A Convertible Preferred Stock issued or issuable to the Selling Stockholders, based on a conversion price equal to 75% of the average closing bid price of the Common Stock for the five (5) trading days ending on May 12, 1998. A greater or lesser number of shares of Common Stock may be offered hereby in the event that (i) certain of the Selling Stockholders do not acquire the maximum aggregate number of shares of Preferred Stock that are convertible into the Common Stock offered hereby; (ii) certain of the Selling Stockholders convert less than all shares of Preferred Stock held by such Selling Stockholders into shares of Common Stock; or (iii) the conversion price of the Preferred Stock is more or less than the conversion price in effect on or about May 12, 1998. Any increase in the number of shares issuable upon conversion of the Series A Convertible Preferred Stock by reason of the floating rate conversion price, issuable as a result of accrued but unpaid dividends on the Series A Convertible Preferred Stock, or issuable by operation of certain antidilution provisions, automatically will result in an increase in the number of shares covered by the Registration

                                       5
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(footnotes continued)

    Statement on Form S-3 of which this Prospectus is a part. Number of shares also includes 150,000 shares offered for sale hereby by James Gillespie, an affiliate of the Company. See "Risk Factors," "Selling Stockholders" and "Recent Developments."

(2) Based on shares of Common Stock outstanding on the date of this Prospectus. Does not include (i) shares of Common Stock issuable upon conversion of the Preferred Stock outstanding on the date of this Prospectus; (ii) shares of Common Stock issuable to the former stockholders of Advantis upon satisfaction of certain conditions precedent to issuance of such shares;
    (iii) shares of Common Stock issuable to the current stockholders of Infotel, if, and in the event that, the Company acquires Infotel; (iv) outstanding options and options available for grant under the Company's Equity Incentive Plan, as amended through the date of this Prospectus; or
    (v) other outstanding options or warrants.

(3) Assumes issuance of all shares of Series A Convertible Preferred Stock and conversion of all such shares into Common Stock at the conversion rate described in footnote 1 above. The actual number of shares of Common Stock outstanding may be more or less, as described in footnote 1 above. Does not include exercise of any outstanding options, warrants or other convertible securities.


                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk relating to the Company, the markets in which the Company operates and the securities markets, particularly the markets for securities of smaller issuers such as the Company. Prospective purchasers of Common Stock should consider carefully the information set forth below, as well as the other information in this Prospectus, in determining whether to purchase the shares of Common Stock offered hereby.

         In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby. The discussion in this Prospectus, and in the Company's annual, quarterly and other periodic reports incorporated in this Prospectus, contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See "Special Note Regarding Forward-Looking Statements" on page 3. Such factors include, among others, the risk factors set forth below.

Risks Associated with Delisting of Common Stock; Penny Stock Rules.

         Although the Common Stock was approved for quotation on the Nasdaq SmallCap Market System in connection with the Company's IPO, there can be no assurance that it will remain eligible to be included on the Nasdaq SmallCap Market System. In this regard, the Company has in the past failed to meet the requirements of Nasdaq Marketplace Rule 4310(c)(2) which requires that an issuer maintain (i) net tangible assets of Two Million Dollars ($2,000,000); (ii) market capitalization of Thirty-Five Million Dollars ($35,000,000); or (iii) net income of Five Hundred Thousand Dollars ($500,000) in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. This deficiency was remedied by the Company in April 1998 as a result of the initial closing in April 1998 of the Series A Convertible Preferred Stock offering (see "Recent Developments"), as reflected in the Company's unaudited financial statements as of April 30, 1998, as filed with the Commission under a Form 8-K on May 21, 1998. While the Company presently meets and believes that in the future it will be in a position to continue to meet these listing requirements, such belief is dependent in part upon the Company completing the Infotel acquisition, the financing for which had not been completed as of the date of this Prospectus. There can be no assurance that the Company will in fact meet these requirements in any future period.

        If the Company is otherwise unable to meet the Nasdaq SmallCap Market System's continuing listing requirements described above, Nasdaq may take appropriate action against the Company, including placing restrictions on or additional requirements for listing of its Common Stock or the denial of listing



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

of its Common Stock. If the Company's Common Stock is delisted from the Nasdaq SmallCap Market System, the Company will become subject to the Securities and Exchange Commission's "penny stock" rules, and as a result, an investor will find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock.

         The "penny stock" rules under the Exchange Act impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. For transactions covered by the penny stock rules, a broker-dealer must make special suitability determinations for purchasers and must have received the purchaser's written consent to the transaction prior to sale. In addition, for any transaction involving a penny stock, unless exempt, the rules require delivery prior to any transaction in a penny stock of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market and penny stocks. As a result, the Company's delisting from the Nasdaq SmallCap Market System and its becoming subject to the rules on penny stocks would negatively affect the ability or willingness of broker-dealers to sell or make a market in the Company's securities and, therefore, would severely and adversely affect the market liquidity for the Company's Common Stock.

Prior Losses; Uncertainty of Future Profitability.

         For the year ended December 31, 1997, the Company incurred a net loss in the amount of $4.6 million on net revenues of $9.0 million. The loss resulted primarily from a combined charge of a $4.7 million impairment write-off and amortization of goodwill associated with the Company's acquisition of Voice Plus in February 1997. Net revenues for the first quarter of 1998 were $1.2 million with a net loss for the quarter of approximately $.8 million. VPI revenues were significantly below historical levels for the same period in 1997, due in part to the uncertainty surrounding the sale of the customer premises equipment ("CPE") business of Centigram Communications Corporation ("Centigram"), which management of the Company believes caused VPI customers to delay their buying decisions. Although management of the Company believes that a great deal of this uncertainty has now been eliminated due to the recent completion of the sale to Mitel Corporation of Centigram's CPE business, there can be no assurance that the Company will be able to negotiate favorable distributor terms with Mitel Corporation (see "Risk Factors -- VPI's Strategic Relationship with Centigram Communications Corporation"). In addition, the weakness of the Malaysian currency caused Advantis customers to delay implementation of planned projects. Also, the issuance of the Series A Convertible Preferred Stock that is convertible into shares of Common Stock at a 25% discount, which will be reflected as a preferred stock dividend, will result in a $1.0 million decrease in the income or increase in the loss applicable to Common Stock in computing the net income/loss per share.

         The failure of the Company to produce positive operating results may affect the future value of the Common Stock sold hereunder, may contribute to the Company losing its eligibility for listing of the Common Stock on the Nasdaq SmallCap Market System, may adversely affect the Company's ability to obtain debt or equity financing on terms acceptable to the Company, and may prevent the Company from completing future acquisitions, including the Infotel acquisition. See generally "Risk Factors -- Possible Volatility of Stock Prices," "-- Risks Associated with Delisting of Common Stock; Penny Stock Rules," "-- Financing Risks," and other risks described under "Risk Factors," as well as "Recent Developments."

Possible Volatility of Stock Prices.

         The over-the-counter markets for securities such as the Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Common Stock. In addition, there can be no assurance that the Company's Common Stock will remain eligible for listing on the Nasdaq SmallCap Market System. See "Risk Factors--Risks Associated with Delisting of Common Stock; Penny Stock Rules."

Financing Risks.

         The acquisition of complementary businesses and products is a significant element of the Company's business strategy. If a cash payment in excess of available working capital is required to make an acquisition, the


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
Company will need to obtain additional debt or equity financing. Debt financing may require the Company to pay significant amounts as interest and principal payments, thus reducing the resources available to expand its existing businesses. Equity financing may be dilutive to the Company's existing stockholders' interest in the assets or earnings of the Company. There can be no assurance that the Company will be able to obtain either debt or equity financing if and when it is needed for acquisitions or that, if available, such financing will be available on terms the Company deems acceptable. The inability of the Company to obtain such financing would have a material adverse effect on the Company's acquisition strategy. Further, the refusal of potential acquisition candidates to accept Common Stock in payment of the Company's purchase price obligations, in whole or in part, could require the Company to reduce or curtail its acquisition strategy. To the extent that Common Stock is used as consideration in an acquisition transaction, such stock issuance may be dilutive to the Company's existing stockholders. Even if the Company is able to obtain financing needed for an acquisition, the terms of such financing may involve considerable costs to the Company.

VPI's Strategic Relationship with Centigram Communications Corporation.

         VPI's business is based upon the integration of hardware and software and telecommunications and data processing equipment manufactured by others into integrated systems designed to meet the needs of its customers. Although VPI has distributor agreements with a number of equipment manufacturers, substantially all of its revenue historically has been based upon products manufactured by Centigram Communications Corporation ("Centigram"). The Company depends upon Centigram to offer products that are competitive with products offered by other manufacturers as to technological advancement, reliability and price. If Centigram's competitors should surpass Centigram in any of these qualities, the Company may be required to establish alternative strategic relationships. Any such development, or any other adverse change in the Company's distributor relationship with Centigram, would adversely affect the Company's business for an indeterminate period of time until new supplier relationships could be established. In this regard, Centigram recently announced to the public the sale to Mitel Corporation ("Mitel") of its customer premises equipment ("CPE") business. The distributor agreement entered into with Centigram may be canceled by either party upon ninety (90) days' notice and is subject to termination in the event that the Company defaults on or is otherwise in breach of various of its obligations under the agreement. The Company has begun negotiations with Mitel to insure that its access to Centigram products will continue uninterrupted. Mitel has indicated its intention to maintain the Centigram CPE distribution, including the VPI distributor agreement. However, an agreement has not yet been signed with Mitel and no assurances can be made that an agreement with terms acceptable to the Company will be successfully consummated. If Mitel does not permit third parties such as the Company to continue to distribute the CPE products, there would be a significant adverse impact upon the Company's business for an indeterminate period of time until new supplier relationships could be established.

Reliance upon Distributor and Supplier Relationships; Dependence on Significant Customers.

         VPI has distributor agreements with a number of equipment manufacturers in addition to Centigram. Also, Advantis has distributor agreements with a number of equipment manufacturers. In accordance with the terms of these distributor agreements, a manufacturer may discontinue the distributor relationship because of factors related to a particular distributor or because of a manufacturer's decision to change its method of distributing its products to all or parts of its markets. In making such a change, a manufacturer of key products sold by a distributor may effectively become a direct competitor of its former distributor. Moreover, a manufacturer may reduce its dealer discounts, eliminate any exclusive distribution rights, and/or reduce the manufacturer's support of a distributor or otherwise adversely affect the competitive environment in which the distributor sells the manufacturer's products. Any material change in VPI's or Advantis' distributor relationships with their key suppliers or any interruption of the delivery of equipment to VPI or Advantis by any of their key suppliers would have a material adverse effect upon the Company. The same would be true for Infotel, in the event that Infotel is acquired by the Company, were there to be any material change in Infotel's distribution relationships with its key suppliers or any interruption of the delivery of equipment to Infotel by its suppliers.

         For the fiscal year ended December 31, 1997, revenues from sales to two of the Company's customers accounted for approximately 19% and 7% of the total net revenues for the year. The loss of one or more significant customers of the Company would have a material adverse effect upon the Company's financial condition. In addition, while Infotel's business is diversified over several business segments and customer groups, its systems and networking business is characterized by very large contracts and projects directed at a limited number of customers in any one period. The loss or rescheduling of one or more such contracts would affect the timing of Infotel's revenues and cash flow, and, if Infotel is acquired by the Company, could result in a material adverse effect upon the Company's financial condition.

Competition in VPI's Voice Processing and Customer Premises Equipment
Businesses.

         The voice processing and customer premises equipment markets are highly competitive and competition in this industry is expected to intensify with the introduction of new product enhancements and new competitors. VPI competes with a number of larger integrated companies that provide competitive voice processing products and services as subsets of larger product offerings, including all the former regional Bell operating companies and major PBX equipment manufacturers, such as Fujitsu Limited and Lucent Technologies Inc. ("Lucent"), formerly a division of AT&T. These integrated public company competitors are substantially larger than the Company and have substantially greater revenues than the Company, and, as a result, may encroach on the Company's voice processing equipment and service markets. Additionally, in the customer premises equipment markets, VPI competes with two types of equipment companies: (i) interconnects (PBX providers), including Lucent, Northern Telecom Limited, Fujitsu Limited and NEC Corporation, and (ii) independent voice processing manufacturers, such as Octel Communications Corporation (now owned by Lucent), Digital Sound Corporation, Active Voice Corporation, Applied Voice Technology, Inc., Glenayre Technologies, Inc. and Comverse Technology, Inc., among others, which also compete with the Company in the service provider market. VPI's competitors have better name recognition in the market, a larger installed base of customers and greater financial, marketing and technical resources than the Company.

Competition in Advantis' and Infotel's Infrastructure Communications Equipment Businesses.

         The infrastructure communications market in Malaysia is largely driven by the growth of the country's manufacturing and industrial sectors as well as the country's urbanization. Consequently, much of the market opportunity is controlled by either the government or the general construction contractors. Both market sectors are addressed by several local Malaysian companies that are larger than Advantis. In addition, while Advantis currently does not compete directly with other large systems integrators in the market, since it acts as a sub-contractor to another larger systems integrator with whom it has aligned itself, the Company expects that Advantis will face such competitors directly in the future when it has better established its installed base. Further, continued growth of Malaysia's manufacturing and industrial sectors will likely fuel competition in the country's infrastructure communications market.

         Infotel competes against several large companies in Singapore that are better capitalized. Although Infotel has in the past managed to compete successfully against such larger companies on the basis of its engineering and project management expertise, there can be no assurance that such expertise will permit Infotel to compete effectively with such larger companies in the future. Further, various large manufacturers have established their own branch offices in Singapore and compete against Infotel.

Risks in Integrating Acquired Companies.

         Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's operating results, diversion of management's attention from the operations of the Company, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's operations and financial performance. Successfully integrating the operations of additional companies into those of the Company will require the cooperative efforts of the managers and employees of the respective business entities, including the integration of the owners or managers of smaller companies into roles that require them to report to supervisors. Significant costs and management time may be required to integrate management control systems. Furthermore, to manage its growth effectively, the Company must continue to improve its operational, financial and management controls and information systems, to accurately forecast sales demand, to control its overhead and to manage its marketing programs. There can be no assurance of accomplishing these results without encountering substantial costs, delays or other problems. In this regard, the Company experienced a net loss of $4.6 million on net revenues of $9.0 million for the fiscal year ended December 31, 1997, primarily due to a combined charge of a $4.7 million impairment write-off and amortization of goodwill associated with the Company's acquisition of Voice Plus in February 1997. Other acquisitions, such as the recently completed acquisition of Advantis or the pending acquisition of Infotel, if consummated, may result in impairment charges in the future. See "Risk Factors -- Prior Losses; Uncertainty of Future Profitability." Accordingly, no assurance can be given that the future performance of the Company's subsidiaries will be commensurate with the consideration paid to acquire such companies. If management fails to establish the needed controls and to manage growth effectively, the Company's operating results, cash flows and overall financial condition will be adversely affected.

Pro Forma Financial Statements

         This Prospectus incorporates by reference certain historical financial statements of the Company and contains pro forma financial statements. The pro forma financial statements reflect the Company's best estimate of the impact of the Infotel acquisition and the Series A Convertible Preferred Stock offering on the historical financial statements of the Company. Since the acquisition of Infotel has not closed and only $1,250,000 of the Series A Convertible Preferred Stock has been purchased to date, the actual impact of the transaction on the Company's future financial statements could be materially different than as presented.

Foreign Market and Currency Risks.

         The Company's global business strategy subjects it to foreign market and currency risks. In particular, the devaluation of the Malaysian currency (Ringgit) in relation to the United States Dollar has affected the short and medium term revenues of the Company's Advantis subsidiary in Malaysia. Although the Company believes that the long term effects of the currency problems in Malaysia and the Asian region will be manageable, the short term uncertainty related to fluctuations in the Ringgit has caused Advantis' customers to postpone the deployment of communications equipment. In addition to the short term effects of the Ringgit devaluation described above, which weakened substantially in 1997, any prolonged devaluation of the Ringgit can be expected to materially and adversely affect the operations and financial condition of Advantis, and may result in a material adverse effect on the business and financial condition of the Company. The revenue performance of Advantis in the first calendar quarter of 1998 was significantly below historical levels and this trend is expected to continue through 1998, as customers defer purchases due to the weakness of the Malaysian currency. The Company's proposed acquisition of Infotel may also subject the Company to foreign market and currency risks in Singapore, particularly given the current financial uncertainty in the Asia Pacific region and the political turmoil in countries such as Indonesia and Korea.

Risks Associated with Future Unspecified Acquisitions.

         With the exception of the proposed acquisition of Infotel, the Company has not entered into any agreements, understandings or arrangements with respect to any future acquisitions, although it is pursuing various acquisition opportunities. The Company does not intend to submit a proposed acquisition or other business transaction to the review and vote of its stockholders, except as required by Delaware law. Even if submitted to a vote of stockholders, the Company's management and non-management directors own a substantial portion of the Company's outstanding voting securities and may be able to control the outcome of any such proposal. The Company's growth strategy is highly dependent on the Company's ability to make future acquisitions.

Subordination of Claims of Stockholders.

         The Company is a holding company and its assets consist of its investments in its subsidiaries, namely VPI and Advantis, and, if the proposed acquisition of Infotel is consummated, Infotel. The Company's rights, and, therefore, the extent to which holders of Common Stock will be able to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization, will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of more senior indebtedness).

Dependence Upon Key Personnel.

         The Company believes its success will depend to a significant extent on the efforts and abilities of certain of its and its subsidiaries' senior management, in particular, those of Esmond T. Goei, the Company's Chairman of the Board of Directors, Chief Executive Officer and President, and Douglas S. Zorn, the Company's Executive Vice President, Chief Financial Officer and Treasurer, who is also a director of the Company. The Company has purchased key personnel insurance policies in the amount of $1.0 million on the lives of each of Messrs. Goei and Zorn, which policies name the Company as the sole beneficiary. The Company intends to purchase additional key personnel insurance policies on other key employees. There can be no assurance that the Company will be able to maintain existing key personnel insurance policies or obtain key personnel insurance policies on additional individuals at an acceptable cost. The loss of the services of any of the Company's key employees would have a material adverse effect on the Company.

Risks Related to Intellectual Property.

         The Company intends to protect vigorously the Company's intellectual property against infringement or misappropriation by others. There can be no assurance, however, that steps taken by the Company will prevent misappropriation of its intellectual property or that competitors will not develop products similar to the Company's products. Further, the enforcement of proprietary rights of the Company through litigation could result in costs to the Company that could have a material adverse effect on its financial condition. In addition, although the Company believes that its intellectual property, including its Critical Tracking Task/Test and FACTOR 1000(R) technology, does not infringe on the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims will not be asserted against the Company in the future. An adverse determination or the costs of defending litigation based on such claims could have a material adverse effect on the Company's business and financial condition.

Product Liability Exposure; Litigation Risk; Limited Insurance.

         The Company's human impairment testing business, which it plans to dispose of in 1998, exposes it to potential litigation by employees of companies using FACTOR 1000(R) testing if the employee's employment relationship is affected thereby. Product and service liability insurance is expensive, to the extent it is available at all. The Company currently maintains general liability insurance, including products liability insurance, in the amount of $2.0 million per occurrence and $2.0 million in the aggregate per policy year. There can be no assurance, however, that the Company will be able to maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage if needed or that any insurance policy will provide adequate protection against successful claims. A successful claim brought against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company.

Governmental Regulation.

         The Telecommunications Act of 1996 eliminated government mandated barriers between local and long distance calling, cable television, broadcasting and wireless service/service providers. Consequently, local telephone companies, the traditional long distance carriers and cable television companies may now provide both local telephone and long distance service, as well as television programming. Such increased competition likely will change the infrastructure for implementing communications applications, such as voice and electronic messaging. Such changes could have a material adverse impact on VPI's voice processing business.

         The acquisition of Advantis required the approval of the Foreign Investment Committee of the Malaysian government, which approval was obtained subject to the Company agreeing to apply for certification as a Multimedia Super Corridor ("MSC") company in Malaysia, although no time limit was specified for obtaining such certification. The MSC is an economic development zone established by the Malaysian government to stimulate the indigenous development of information technology. To encourage the participation of businesses in the zone, MSC status provides certain corporate benefits including access to government grants, preferred vendor status within the MSC and tax-free status for ten years. MSC status is dependent on an applicant's contribution to the betterment of the Malaysian people through the application of certain technology of which communications technology is a prime component. The Company has undertaken certain efforts to obtain MSC certification, including the hiring of a consultant knowledgeable in such processes. The Company believes that it has the necessary merits for certification, but there is no assurance that the Company will be able to obtain such certification.

Shares Eligible for Future Sale.

         The market price for the Common Stock could be adversely affected by the availability of shares of Common Stock for sale or actual sales of substantial amounts of Common Stock by existing or future stockholders. At April 30, 1998, approximately 3,406,825 shares of Common Stock were freely tradeable without restriction or further registration under the Securities Act, by persons other than "affiliates" of the Company. Upon registration of the shares offered for sale hereby, and receipt of certain approvals required to be obtained by the Company in connection with the Series A Convertible Preferred Stock offering, a minimum of an additional 1,638,375 shares (including 150,000 outstanding shares that are held by a Selling Stockholder who is an affiliate of the Company) will be available for sale on the open market, subject to restrictions on transfer affecting sales of securities held by affiliates. The actual number of shares offered for sale hereby may, in fact, be significantly greater since the Company is obligated to issue a currently indeterminate number of shares of Common Stock upon conversion of the Series A Convertible Preferred Stock. The exact number of shares of Common Stock issuable pursuant to such conversion cannot be estimated with certainty because, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock at the time of such conversion. The Series A Convertible Preferred Stock is also subject to various adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions, and additional shares of Common Stock are issuable as a result of accrued but unpaid dividends.

         Approximately 1,029,675 shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption afforded by Rule 144. Any Common Stock issued in the future to the former stockholders of Advantis, pursuant to the terms of the Advantis acquisition agreement, and any Common Stock issued to the stockholders of Infotel, in the event that the Infotel transaction is consummated, will be "restricted securities" within the meaning of Rule 144. A number of the holders of "restricted securities" possess registration rights with respect to such shares. In addition, following the expiration in August 1998 of certain lock-up agreements restricting the transfer of certain of the shares held by the Company's Chairman of the Board and Chief Executive Officer and affiliates and other officers, directors and key employees, approximately 410,588 shares of Common Stock will become available for resale in the public market, subject to the volume limitations, holding periods and other restrictions of Rule 144 affecting the transfer of such shares. At April 30, 1998, 1,476,500 shares of Common Stock had been reserved for issuance under the Company's Equity Incentive Plan, as amended to date. The Company also has granted warrants to third parties to purchase 846,796 shares of Common Stock at prices ranging from $4.80 to $188.80, together with certain registration rights relating to certain of such shares. Future sales of shares of Common Stock, or the perception that such sales could occur, could have a material adverse effect on the market price of the Common Stock.

No Dividends.

         To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. In addition, the Preferred Stock financing documents restrict the Company from paying dividends on its Common Stock.

Control by Management.

         The Company's current officers and directors own over 25% of the issued and outstanding shares of Common Stock and, thus, may be able to influence the election of a majority of the Company's directors and thereby direct the policies of the Company.

Anti-Takeover Provisions.

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), and certain provisions of the Delaware General Corporation Law may make it difficult to change control of the Company. For example, the Certificate of Incorporation permits the Board of Directors, without stockholder approval, to issue one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other powers, rights, preferences and limitations that the Board of Directors establishes. The issuance of Preferred Stock, including the Series A Convertible Preferred Stock described in this Prospectus, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock. In addition, under certain circumstances, the issuance by the Company of Preferred Stock, including the Series A Convertible Preferred Stock, the shares of which are convertible into the Common Stock offered hereby and described herein, may make it more difficult for a third party to gain control of the Company, may discourage bids for the Common Stock at a premium and may otherwise adversely affect the market price of the Common Stock. Employment agreements with the Company's Chief Executive Officer and Chief Financial Officer provide for substantial severance pay in the event of a "change of control" of the Company, as such term is defined in such agreements. In addition, in the event of a change of control of the Company, certain outstanding stock options will vest and become immediately exercisable and certain restricted stock awards will become nonforfeitable.

Conflicts of Interest.

         Certain officers, directors and stockholders of the Company have entered into loan transactions with the Company, have purchased and sold securities of the Company and have engaged or may engage in other businesses for their own account, which may be in competition with the Company, all of which could give rise to conflicts of interest. The Company does not intend to enter into business transactions or arrangements with officers, directors or stockholders unless they are on terms at least as favorable to the Company as could be obtained from unrelated third parties. However, there can be no assurance that any transaction or arrangement between the Company and an officer, director or stockholder will be advantageous to the Company, that conflicts of interest will not arise with respect to such transactions or arrangements, or that if such conflicts arise, they will be resolved in a manner favorable to the Company.

Indemnification of Directors and Officers by the Company; Limitations on Liability.

         The Certificate of Incorporation limits the liability of directors of the Company for monetary damages for breaches of directors' fiduciary duty of care. In addition, the Delaware General Corporation Law and the Certificate of Incorporation contain provisions for indemnification of officers and directors of the Company. The Certificate of Incorporation requires the Company to indemnify such persons to the full extent permitted by Delaware law. Each officer and director will be indemnified in any proceeding alleging breaches of fiduciary duty to the Company and similar wrongful conduct if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

         The Company's Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director, officer, employee, fiduciary or agent of the Company insuring against any liability asserted against such person arising out of such person's position, whether or not the Company would have the power to indemnify such person. The Company currently maintains director and officer liability insurance of $5.0 million per occurrence and $5.0 million in the aggregate per policy year.

Year 2000 Potential Impact.

         The Company has begun to conduct a review of its internal computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve any such problems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Software programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to or replacement of existing software, the Year 2000 problems will not pose significant operational problems for the Company's domestic computer systems. The Company believes that the costs associated with any such upgrade or replacement of software will not be material, and that all such changes will be implemented by the end of calendar year 1998. However, if such modifications are not made in a timely manner, or are not made properly, the Company may be unable to implement appropriate Year 2000 solutions, which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

         The Company distributes products from third party product equipment manufacturers, some of which are susceptible to Year 2000 problems. During fiscal year 1997, the Company initiated a review of the products its domestic subsidiary, VPI, distributes to determine which, if any, are not capable of recognizing the year 2000. Communications were initiated with all of the manufacturers of such products to determine the nature and extent of any Year 2000 problems. Where potential computer problems of the Year 2000 products used or distributed by the Company have been identified, these manufacturers have stated that they have committed resources to resolving such problems prior to year 2000. However, there can be no assurance that these manufacturers will, in fact, timely complete the resolution of their Year 2000 problems or, even if timely completed, that those solutions will be acceptable in the marketplace. The solution to be provided by some manufacturers will involve a significant upgrade cost to the end user, which may give rise to disputes and/or litigation between the end user and the manufacturer, which may also involve the Company. The costs of such possible disputes or litigation could be significant, thereby resulting in a material adverse effect on the Company's business, financial condition, results of operations and cash flows.

         The Company acquired Advantis Network & Systems Sdn Bhd, a Malaysian company, on December 15, 1997. Additionally, the Company signed a definitive agreement on January 16, 1998 to acquire Infotel Technologies (Pte) Ltd ("Infotel"), a company organized under the laws of Singapore. The Company has begun, but has not yet completed, its review of the internal computer systems of Advantis and Infotel to identify the systems in each company that are not Year 2000 compliant; thus, at this time the Company has not been able to determine whether Year 2000 problems (if any) will pose a significant operational problem for the computer systems of either of these two companies, and whether those operational problems, if any, would result in a material adverse effect on the Company's business, financial condition, results of operations or cash flows. Similarly, the Company has not yet begun its review of third-party products distributed by Advantis or Infotel to determine the nature and extent of Year 2000 problems, if any, with such products. As a result, the Company is currently unable to determine whether there are any Year 2000 problems associated with such third-party products and, if so, whether the manufacturers will be able to timely resolve any such problems. The Company also has not been able to determine whether the legal systems of Malaysia and Singapore would result in more or less litigation exposure to the Company and its subsidiaries if there are disputes between the end user of a product installed by either Advantis or Infotel, and the manufacturer.


                               RECENT DEVELOPMENTS

         On January 16, 1998, the Company entered into a definitive agreement to acquire all of the issued and outstanding shares of the capital stock of Infotel Technologies (Pte) Ltd ("Infotel"), a company organized under the laws of Singapore which provides radar system integration, turnkey project management services, and test instrumentation, as well as a wide portfolio of communications equipment. Consummation of the transaction is contingent upon the Company obtaining third party financing on terms satisfactory to the Company by no later than June 24, 1998. The extension of the closing date from April 1998 to June 1998 was agreed to by Infotel's stockholders, conditioned upon the Company making certain concessions. These concessions included a deposit in escrow of funds in the amount of approximately $937,500, approximately $300,000 of which, together with interest at the rate of 3% above the prime rate for the period from April 14, 1998 through June 24, 1998, is payable to the Infotel stockholders in the event that the transaction fails to close on or before June 24, 1998. The funds in escrow will be credited toward the purchase price in the event that closing of the transaction occurs on or before June 24, 1998; any interest earned on the escrowed funds is payable to the Infotel stockholders as additional consideration. The basic terms of the acquisition agreement require an initial cash payment of approximately $2.3 million, notes payable by NHancement to the Infotel stockholders of approximately $2.0 million (with payment subject to Infotel achieving certain 1998 and 1999 profitability targets), and the issuance of 431,000 shares of NHancement's Common Stock, which number of shares may increase based on certain price protections afforded the Infotel stockholders. There is no assurance that this transaction will close as scheduled or that the Company will be able to secure the financing necessary to complete the acquisition.

       On April 13, 1998, the Company signed a $3.0 million Series A Convertible Preferred Stock financing agreement. Under the terms of the agreement, the Company had been paid $1,250,000 (less commissions and certain other costs and expenses of approximately $162,500) as of the date of filing of the Registration Statement on Form S-3 of which this Prospectus is a part. Subject to satisfaction of certain conditions specified in the stock purchase agreement documentation, the Company will receive $500,000 sixty days after the effective date of the Registration Statement of which this Prospectus is a part, $500,000 thirty days thereafter and the final $750,000 thirty days thereafter. The failure by the Company to comply with certain of the provisions of the agreement may result in the Company being assessed amounts payable to the Preferred Stock investors. Further, the issuance of shares of Preferred Stock, convertible into shares of Common Stock in excess of 20% of the issued and outstanding shares of Common Stock of the Company, requires stockholder approval under applicable rules and regulations promulgated by Nasdaq. The Company plans to seek such approval at a special meeting of stockholders to be held in June 1998 or such later date as is determined by the Board of Directors of the Company.

         The Preferred Stock bears a 5% cumulative dividend and has a liquidation preference equal to the original purchase price plus cumulative but unpaid dividends. If, at the time of any additional closing date under the stock purchase agreement, the average closing bid price of the Company's Common Stock for the five trading days ending on the trading day immediately before such closing date is less than $2.00 or the average daily trading volume for the Common Stock for the thirty consecutive trading days ending the day before such closing date is less than 20,000 shares, the investors are not required to purchase any additional Preferred Stock on such closing date. Further, if the five day average closing bid price of the Company's Common Stock falls below $2.00 per share, the Company has the option to redeem the Preferred Stock at 118% of the original purchase price plus cumulative but unpaid dividends. Any shares of Preferred Stock tendered for conversion prior to delivery of the Company's notice of redemption shall not be affected by the redemption notice and shall be converted into shares of Common Stock. As to any shares with respect to which such conversion rights have not been timely exercised, such conversion rights shall terminate upon delivery by the Company of its notice of redemption. The Preferred Stock is convertible into Common Stock at the lesser of the five day average closing bid price as of the April 13, 1998 initial closing date or 75% of the five day average closing bid price at the time of each conversion.

         The Common Stock offered hereby by certain of the Selling Stockholders is issuable upon conversion of the Preferred Stock. The Company intends to utilize all or a portion of the proceeds of this financing to pay a portion of the initial cash payment on the pending Infotel acquisition. The balance remaining, if any, will be used to pay amounts owing to certain creditors of the Company and for working capital.


                                 USE OF PROCEEDS

         The proceeds from the sale of the shares offered hereby will be solely for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         Of the shares of Common Stock offered hereby, 1,488,375 shares may be issued upon the conversion of the 30,000 shares of Series A Preferred Convertible Stock issued or proposed to be issued to The Endeavour Capital Fund S.A. and AMRO INTERNATIONAL S.A. in the securities purchase transaction entered into with the Company on April 13, 1998. Such number of shares may be higher or lower due to the floating rate conversion price at which the Series A Convertible Preferred Stock is convertible into Common Stock and the other factors described on the cover page of this Prospectus and under the heading "Prospectus Summary--The Offering." Pursuant to the terms of the securities purchase agreement, the Company has agreed to sell to such investors up to 30,000 shares of Series A Convertible Preferred Stock for $3.0 million, net of certain costs and expenses currently in the amount of approximately $162,500 paid by the Company to counsel and other advisors to the investors, as well as to certain finders. In addition, the securities purchase agreement provides for certain additional payments to be made by the Company to counsel for the investors in connection with the Form S-3 Registration Statement of which this Prospectus is a part. The shares of Preferred Stock issued or issuable to the investors pursuant to the Preferred Stock purchase agreement have been and will be issued by the Company in reliance upon the exemption afforded by Section 4(2) of the Securities Act and/or Regulation D promulgated by the Commission thereunder. The issuance to the investors of additional shares of Preferred Stock is contingent upon satisfaction by the Company of the conditions described under "Recent Developments" and the Company's obtaining stockholder approval of certain of such issuances. The Endeavour Capital Fund S.A. and AMRO INTERNATIONAL S.A. are headquartered in Tortola, British Virgin Islands and Zurich, Switzerland, respectively.

         Up to an additional 150,000 shares are being offered hereby by James S. Gillespie, the founder of Voice Plus and currently a director of the Company. Until recently, Mr. Gillespie served as the President of Voice Plus and the Vice President of Sales of the Company. The shares being offered hereby by Mr. Gillespie are being registered pursuant to the terms of a registration rights agreement entered into with Mr. Gillespie in connection with the Company's IPO in February 1997.

         The following table sets forth, to the knowledge of the Company, the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock beneficially owned by each Selling Stockholder, the number of shares to be offered and sold by such Selling Stockholder, and the number of shares and percentage of outstanding shares to be beneficially owned by such Selling Stockholder after such offering and sale, assuming that all the shares offered by such Selling Stockholder are in fact sold. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. As of April 30, 1998, the Company had 4,436,500 shares of Common Stock issued and outstanding, and 12,500 shares of Series A Convertible Preferred Stock issued and outstanding.

                                        Shares of Common
         Name                        Shares of Common Stock       Shares of Common            Stock Beneficially
         ----                         Beneficially Owned          Stock Offered for              Owned After
                                     Before Offering (1)(2)            Sale                     Offering(2)(3)
                                     ----------------------       -----------------          --------------------

                                     Number          Percent                                 Number       Percent
                                     ------          -------                                 ------       -------
The Endeavour Capital Fund S.A.      310,078          6.53%         744,187(4)                     0        0.0 %

AMRO INTERNATIONAL S.A.              310,078          6.53%         744,187(4)                     0        0.0 %

James S. Gillespie                   815,000(5)      18.26%(5)      150,000                  665,000(5)    11.22%(5)

--------------------

(1) For The Endeavour Capital Fund S.A. and AMRO INTERNATIONAL S.A., includes shares of Common Stock issuable on conversion of shares of Series A Convertible Preferred Stock issued to date (assuming a conversion rate based on 75% of the average closing bid price of the Common Stock for the five trading days ending on May 12, 1998).

(2) Excludes from outstanding shares any shares issuable to Advantis or Infotel, respectively, upon satisfaction of certain conditions precedent set forth in the Advantis stock purchase agreement and in the definitive Infotel stock purchase agreement (closing of the transaction of which has not yet occurred). For each of The Endeavour Capital Fund S.A. and AMRO INTERNATIONAL S.A., also excludes from outstanding shares, any shares of Common Stock issuable on conversion of shares of Series A Convertible Preferred Stock held by the other.

(3) Assumes sale of all shares of Common Stock offered hereby by the Selling Stockholders.

(4) Assumes issuance of 15,000 shares of Series A Preferred Convertible Stock and conversion of such shares into Common Stock based on the conversion rate described in footnote 1 above, which amount may be higher or lower depending upon the actual conversion rate in effect on the date of any conversion of Preferred Stock into Common Stock. Shares of Common Stock issuable upon conversion of Preferred Stock, based on such conversion rate, equal 744,187 1/2 shares; fractional shares are not available for sale hereunder. The actual number of shares of Common Stock offered for sale may be higher or lower based on a number of factors that cannot be predicted by the Company at this time. These factors include issuances of additional shares of Common Stock as a result of accrued but unpaid dividends, as well as issuances of additional shares in the event of any future stock dividends, stock distributions, stock splits or similar capital readjustments. There are also limitations on the number of shares of Common Stock that may be converted at any time. See the cover page of this Prospectus, "Prospectus Summary--The Offering" and "Recent Developments."

(5) Includes shares of Common Stock issuable upon exercise of options, warrants and other securities which are exercisable by Mr. Gillespie within sixty days as of the date hereof. Excludes from outstanding shares, any shares of Common Stock issuable upon exercise of options, warrants and other securities which are exercisable by persons other than Mr. Gillespie as of the date of this Prospectus, including shares of Common Stock issuable on conversion of shares of Series A Convertible Preferred Stock.


                              PLAN OF DISTRIBUTION

         The shares may be offered and sold from time to time by the Selling Stockholders. No Selling Stockholder is required to offer or sell any of its or his shares. Any such sales may be made on the Nasdaq SmallCap Market System or such other national securities exchange on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders directly, or through agents designated from time to time, or through underwriters, brokers or dealers also to be designated, may sell the shares from time to time on terms to be determined at the time of sale. Any such underwriters, brokers or dealers may receive compensation in the form of commissions or otherwise in such amounts as may be negotiated by them. As of the date of this Prospectus, no agreements had been reached for the sale of the shares or the amount of any compensation to be paid to underwriters, brokers or dealers in connection therewith.

         The Company will bear all expenses in connection with the registration and sale of the shares, other than commissions, concessions or discounts to underwriters, brokers or dealers and certain of the fees and expenses of counsel and other advisors to the Selling Stockholders.

         The Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders have agreed to indemnify the Company, its officers, directors, employees, agents and controlling persons from certain damages or liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in or material omission or alleged omission from the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, to the extent such untrue statement or omission was made in the Registration Statement or other document in reliance upon information furnished by the indemnifying party.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification of such liabilities (other than the payment by the Company of expenses incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, Suite 200, Palo Alto, California 94306.


                                     EXPERTS

         The consolidated financial statements of NHancement Technologies Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The report of NHancement Technologies Inc. contains an emphasis paragraph regarding the fact that the Company purchases substantially all of its inventory requirements from one vendor and that such vendor has announced its intentions to sell its customer premise equipment business which services the largest portion of the Company's current business.

         The financial statements of Infotel Technologies (Pte) Ltd included in this Prospectus have been audited by Ernst & Young, Singapore, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

                                                              Page
                                                              ----
Pro Forma Combined Condensed                                  PF-1
Financial Statements (Unaudited)
of Infotel Technologies (Pte) Ltd
and NHancement Technologies Inc.


Financial Statements (Unaudited)                               F-1
of Infotel Technologies (Pte)
Ltd as of March 31, 1998 and 1997


Report of Independent Auditors                                 F-8


Financial Statements of Infotel                                F-9
Technologies (Pte) Ltd as
of June 30, 1997 and 1996

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                      OF INFOTEL TECHNOLOGIES (PTE) LTD AND
                          NHANCEMENT TECHNOLOGIES INC.

     The following unaudited pro forma combined condensed financial statements assume a business combination between NHancement Technologies Inc. ("NHancement") including its wholly-owned subsidiaries, Voice Plus, Inc. ("Voice Plus"), which was acquired in February 1997 immediately prior to the NHancement initial public offering, Advantis Network & System Sdn Bhd ("Advantis"), which was acquired in December 1997, and Infotel Technologies (Pte) Ltd ("Infotel"), to be accounted for as a purchase (the "Acquisition"). The pro forma combined condensed financial statements are based on the historical financial statements and the notes thereto of NHancement included in the quarterly report on Form 10-QSB as of March 31, 1998 and for the three months then-ended, the historical financial statements of Infotel as of March 31, 1998 and for the three months then-ended, the NHancement annual report on Form 10-KSB for the year ended December 31, 1997 and the historical financial statements of Voice Plus(R), Advantis and Infotel for the year ended December 31, 1997. The NHancement historical financial statement data for the three months ended March 31, 1998 and the Infotel historical financial statement data for the three months ended March 31, 1998 have been prepared on the same basis as the audited financial statements of NHancement and, in the opinion of management, contain all adjustments necessary for the fair presentation of the results of operations for such period.

     The pro forma combined condensed balance sheet combines NHancement's unaudited March 31, 1998 condensed consolidated balance sheet with Infotel's unaudited March 31, 1998 condensed balance sheet, giving effect to the Acquisition and a Preferred Stock financing as if they had occurred on March 31, 1998. The pro forma combined condensed statement of operations for the three months ended March 31, 1998 combines NHancement's unaudited consolidated condensed statements of operations with the Infotel unaudited condensed statement of operations for the corresponding period, giving effect to the acquisition of Infotel, and a Preferred Stock financing, as if they occurred as of January 1, 1998. The pro forma combined condensed statement of operations for the year ended December 31, 1997 combines NHancement's historical, Voice Plus' pro forma and Advantis' pro forma condensed statements of operations with the Infotel condensed statement of operations for the year ended December 31, 1997, giving effect to the acquisitions of Infotel, Advantis and Voice Plus, and a Preferred Stock financing, as if they occurred as of January 1, 1997.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition of Infotel had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not incorporate any benefits from potential cost savings or synergies of operations of the combined company.

     NHancement estimates that it will incur direct transaction costs of approximately $61,100 associated with the Acquisition which have been reflected as a component of the purchase consideration for Infotel. There can be no assurance that NHancement will not incur additional direct transaction costs associated with this acquisition in subsequent periods or that management will be successful in their efforts to integrate the operations of the two companies.

     These pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the related notes thereto of NHancement incorporated into this Prospectus by reference to NHancement's annual report on Form 10-KSB for the fiscal year ended December 31, 1997 and Nhancement's quarterly report on Form 10-QSB for the quarter ended March 31, 1998, and the financial statements and the notes thereto of Infotel included herein.

                          NHANCEMENT TECHNOLOGIES INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)

======================================================================================================================
                                                                                                            Pro Forma
                                                     NHancement         Infotel          Adjustments         Combined
======================================================================================================================
Assets
Current assets:
Cash and cash equivalents                             $ 935,900       $1,487,000(1)       $(2,314,800)      $2,618,100
                                                                                (2)         2,510,000
Accounts receivable, net                              1,601,500        1,903,000                             3,504,500
Inventory                                               526,400          913,000                             1,439,400
Costs and estimated earnings in excess of
  billings on uncompleted contracts                          --          368,000                               368,000
Notes receivable from stockholders                      112,000               --                               112,000
Income tax receivable                                   225,600               --                               225,600
Prepaid expenses and other                              330,700           92,000                               422,700
----------------------------------------------------------------------------------------------------------------------
             Total current assets                     3,732,100        4,763,000                             8,690,300
----------------------------------------------------------------------------------------------------------------------
Furniture and equipment, net                            658,200          429,000                             1,087,200

Excess of cost over net assets acquired               2,387,300               --(1)         1,631,600        4,018,900
Long-term portion of notes receivable from
stockholders                                            162,600               --                               162,600
Deferred acquisition costs                              119,400               --(1)           (61,100)          58,300
Other assets                                            131,200               --                               131,200
----------------------------------------------------------------------------------------------------------------------
                                                     $7,190,800       $5,192,000                           $14,148,500
======================================================================================================================

             See accompanying Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements.

                          NHANCEMENT TECHNOLOGIES INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)
                                   continued

====================================================================================================================
                                                                                                          Pro Forma
                                                       NHancement       Infotel         Adjustments        Combined
====================================================================================================================
Liabilities and Stockholders' Equity
Current liabilities:
Line of  credit                                         $311,000               --                           $311,000
Current portion of long-term obligations                 298,000               --                            298,000
Deferred revenues                                      1,032,800               --                          1,032,800
Billings in excess of costs and estimated
  earnings on uncompleted contracts                                      $257,000                            257,000
Accounts payable                                         839,800        1,165,000                          2,004,800
Accrued liabilities                                      436,700          170,000                            606,700
Accounts payable, affiliated companies                   440,600               --                            440,600
--------------------------------------------------------------------------------------------------------------------
          Total current liabilities                    3,358,900        1,592,000                          4,950,900
--------------------------------------------------------------------------------------------------------------------
Deferred income tax                                           --           40,000                             40,000
Long-term debt, net of current portion                   162,500               --(1)      1,975,300        2,137,800
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                      3,521,400        1,632,000                          7,128,700
--------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
Preferred stock, $0.01 par value, 2,000,000
  shares authorized, 30,000 shares issued and
  outstanding after financing                                 --               --(2)      2,510,000        2,510,000

Common stock, $0.01 par value, 20,000,000 shares
  authorized, 4,959,500 shares issued and
  outstanding after Infotel acquisition                  44,400           310,000(1)       (305,700)          48,700
Additional paid-in capital                           18,020,600                --(1)        836,100       18,856,700
Accumulated (deficit) surplus                       (14,387,500)        3,250,000(1)     (3,250,000)     (14,387,500)
Cumulative translation gain                              (8,100)               --                             (8,100)
--------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                             3,669,400        3,560,000                          7,019,800
--------------------------------------------------------------------------------------------------------------------
                                                      $7,190,800       $5,192,000                        $14,148,500
====================================================================================================================

             See accompanying Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements.

                          NHANCEMENT TECHNOLOGIES INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

==============================================================================================
                                                                                     Pro Forma
                                       NHancement       Infotel       Adjustments    Combined
==============================================================================================
 Revenues                               $1,216,500     $3,264,000                   $4,480,500
 Cost of goods sold                        850,000      2,385,000                    3,235,000
----------------------------------------------------------------------------------------------
 Gross profit                              366,500        879,000                    1,245,500
----------------------------------------------------------------------------------------------
 Operating expenses:
 Sales, marketing, general and
   administrative                        1,089,300        653,000                    1,742,300
 Amortization of excess of cost
   over assets acquired                     99,800             --(1)      40,800       140,600
----------------------------------------------------------------------------------------------
 Total operating expenses                1,189,100        653,000                    1,882,900
----------------------------------------------------------------------------------------------
 Operating income (loss)                 (822,600)        226,000                     (637,400)
 Net other income (expense)                 36,300        225,000(2)    (44,400)       216,900
----------------------------------------------------------------------------------------------
 Net income (loss) before taxes          (786,300)       451,000                      (420,500)
 Income taxes                                  ---        105,000                      105,000
----------------------------------------------------------------------------------------------
Net income (loss)                       $(786,300)       $346,000                  $  (525,500)
==============================================================================================
 Preferred Stock dividends(3)                                                       (1,000,000)
----------------------------------------------------------------------------------------------
Net loss applicable to Common Stock                                                $(1,525,500)
==============================================================================================
 Basic and diluted net loss per common share                                       $     (0.31)
==============================================================================================
 Weighted average shares used in computing
   net loss per common share (4)                                                     4,867,500
==============================================================================================

             See accompanying Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements.

                          NHANCEMENT TECHNOLOGIES INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)

===================================================================================================================
                                                               NHancement                               Pro Forma
                          NHancement   Voice Plus   Advantis    Pro Forma     Infotel   Adjustments      Combined
===================================================================================================================
 Revenues                     $23,000   $9,565,900  $4,620,800 $14,209,700  $9,195,700                 $23,405,400
 Cost of goods sold            86,400    5,473,100  3,871,700    9,431,200   6,930,500                  16,361,700
-------------------------------------------------------------------------------------------------------------------
 Gross profit                (63,400)    4,092,800    749,100    4,778,500   2,265,200                   7,043,700
-------------------------------------------------------------------------------------------------------------------
 Operating expenses:
 Research and development      87,900           --         --       87,900          --                      87,900
 Sales, marketing,
   general and
   administrative             813,900    3,129,300    754,600    4,697,800   2,549,700                   7,247,500
 Amortization of excess
   of cost over assets
   acquired                        --    4,687,600     99,100    4,786,700          --(5)      163,200   4,949,900
-------------------------------------------------------------------------------------------------------------------
 Total operating expenses     901,800    7,816,900    853,700    9,572,400   2,549,700                  12,285,300
-------------------------------------------------------------------------------------------------------------------
 Operating income (loss)     (965,200)  (3,724,100)  (104,600)  (4,793,900)   (284,500)                  (5,241,600)
 Net other income              65,200       (2,600)  (182,500)    (119,900)    678,900(6)     (177,800)    381,200
 (expense)
-------------------------------------------------------------------------------------------------------------------
 Net income (loss) before
   taxes                    (900,000)  (3,726,700)  (287,100)  (4,913,800)     394,400                  (4,860,400)
 Income taxes                     --         (600)     1,200          600       91,300                      91,900
-------------------------------------------------------------------------------------------------------------------
Net income (loss)          $(900,000) $(3,726,100) $(288,300) $(4,914,400)    $303,100                 $(4,952,300)
===================================================================================================================
 Preferred Stock dividends(7)                                                                           (1,000,000)
-------------------------------------------------------------------------------------------------------------------
Net loss applicable to Common Stock                                                                    $(5,952,300)
===================================================================================================================
 Basic and diluted net loss per common share                                                               $(1.31)
===================================================================================================================
 Weighted average shares used in computing net
   loss per common share (8)                                                                             4,560,493
===================================================================================================================

             See accompanying Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements.

                          NHANCEMENT TECHNOLOGIES INC.
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

PERIODS COMBINED

The NHancement unaudited consolidated condensed balance sheet as of March 31, 1998 has been combined with the Infotel unaudited condensed balance sheet as of the same date giving effect to the Acquisition, and a Preferred Stock financing, as if they had occurred on March 31, 1998.

The NHancement unaudited pro forma consolidated condensed statement of operations for the three months ended March 31, 1998 have been combined with the Infotel unaudited condensed statement of operations for the three months ended March 31, 1998 giving effect to the acquisition of Infotel, and a Preferred Stock financing, as if they had occurred on January 1, 1998.

The NHancement, Voice Plus and Advantis columns of the unaudited pro forma condensed statement of operations for the year ended December 31, 1997 have been combined with the Infotel unaudited condensed statement of operations for the year ended December 31, 1997 giving effect to the acquisitions of Infotel, Advantis and Voice Plus, and a Preferred Stock financing, as if they had occurred on January 1, 1997.

BASIS OF PRESENTATION

Pro Forma Basis of Presentation
The pro forma combined condensed financial statements reflect (i) the Acquisition and (ii) the completion of a Preferred Stock financing, the proceeds of which are being used in large part for the acquisition of Infotel.

Pro Forma Combined Condensed Balance Sheet Adjustments:

(1) To reflect an adjustment, under the terms of purchase accounting, for the acquisition of all the shares of Infotel's common stock and the recording of the excess of cost over net assets acquired of $1,631,600 including estimated transaction costs of approximately $61,100 associated with the Acquisition. The components of the purchase price and calculation of the excess of cost over net assets acquired are as follows:

                                                                     INFOTEL(a)
                                                                    -----------
CONSIDERATION:
  Cash ..................................................           $ 2,314,800
  Notes Payable .........................................             1,975,300
  Common Stock(b) .......................................               840,400
                                                                    -----------
                                                                      5,130,500
                                                                    -----------
CALCULATION OF GOODWILL:
  Net assets acquired (c) ...............................             3,560,000
  Cost related to Acquisition ...........................               (61,100)
                                                                    -----------
  Sub-total .............................................             3,498,900
                                                                    -----------
  Excess of cost over net assets acquired ...............           $ 1,631,600
                                                                    ===========

----------

(a) Accounted for as purchase with the assets and liabilities assumed recorded at estimated fair values with Singapore dollars converted into US dollars at 1.61.

(b)   431,000 shares subject to lock-up agreements.

(c)   Fair value approximates book value.

(2) To reflect an adjustment for the recording of a $3.0 million Preferred Stock financing net of $490,000 of fees and expenses. The proceeds of the financing are being used in large part for the purchase of Infotel.

Pro Forma Combined Condensed Statement of Operations Adjustments for the Three Months Ended March 31, 1998:

(1) To reflect an adjustment for the amortization of the excess of cost over net assets acquired of $40,800 for the three months ended March 31, 1998, based on a ten-year amortization period.

(2) To reflect an adjustment for the recording of three months of interest on notes payable at 9% per annum.

(3) The issuance of the Series A Convertible Preferred Stock that is convertible into shares of Common Stock at a 25% discount has been reflected as a preferred stock dividend and results in a $1 million increase in the loss applicable to Common Stock in computing the net loss per share.

(4) The weighted average outstanding shares is based on the estimated number of shares of Common Stock of NHancement (after giving effect to the acquisition of Infotel as if it occurred January 1, 1998) outstanding during the year calculated as follows:

Shares outstanding at beginning of period                              4,436,500
      Shares issued in connection with the Infotel acquisition           431,000
                                                                       ---------
         Total for combined companies, as adjusted                     4,867,500
                                                                       =========

Pro Forma Combined Condensed Statement of Operations Adjustments for the Year Ended December 31, 1997:

(5) To reflect an adjustment for the amortization of the excess of cost over net assets acquired of $163,200 for the year ended December 31, 1997, based on a ten-year amortization period.

(6) To reflect an adjustment for the recording of one year of interest on notes payable at 9% per annum.

(7) The issuance of the Series A Convertible Preferred Stock that is convertible into shares of Common Stock at a 25% discount has been reflected as a preferred stock dividend and results in a $1 million increase in the loss applicable to Common Stock in computing the net loss per share.

(8) The weighted average outstanding shares is based on the estimated number of shares of Common Stock of NHancement (after giving effect to the acquisitions of Voice Plus and Advantis and the pending Acquisition of Infotel as if they occurred January 1, 1997) outstanding during the year calculated as follows:

      Shares outstanding at beginning of period                                            612,800
        Shares issued in connection with the Voice Plus acquisition        1,312,500
        Shares issued in IPO, including over allotment                     1,770,963
        Shares issued to effect the conversion and repayment of debt and
          accrued interest                                                   224,730
        Shares issued in connection with the Advantis acquisition            208,500
        Shares issued in connection with the Infotel acquisition             431,000     3,947,693
                                                                                         ---------
                 Total for combined companies, as adjusted                               4,560,493
                                                                                         =========

Acquisition Transaction Costs

As of March 31, 1998, NHancement's direct transaction costs of approximately $61,100 associated with the Acquisition were recorded in excess of cost over net assets acquired, consisting of legal fees, accountants' fees and other related charges.

CONFORMING ADJUSTMENTS AND RECLASSIFICATIONS

There were no adjustments required to conform the accounting policies of NHancement and Infotel. Certain amounts for Infotel have been reclassified to conform to NHancement's financial statement presentation. All significant intercompany transactions have been eliminated.

                         INFOTEL TECHNOLOGIES (PTE) LTD
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

     BASIS OF PRESENTATION

       The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and nine-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended June 30, 1998. For further information, refer to the financial statements and footnotes thereto included in the Company's audited financial statements for the year ended June 30, 1997.

       The financial statements are stated in Singapore dollars (S$). Translation of S$ amounts into United States dollars (US$) amounts is included solely for the convenience of the readers outside Singapore and has been made at the rate of S$1.61 to US$1.00, the approximate exchange rate at March 31, 1998. No representation is made that the S$ amounts could have been, or could be, converted into US dollars at that or any other rate.

                         INFOTEL TECHNOLOGIES (PTE) LTD

                        UNAUDITED CONDENSED BALANCE SHEET

                                     ASSETS

                                                              MARCH 31, 1998
                                                          ---------------------
                                                          S$'000        US$'000
                                                          ------        -------
CURRENT ASSETS:
   Cash and cash equivalents                               2,394          1,487
   Fixed deposits                                             76             47
   Accounts receivable, net of allowance for
    doubtful accounts of S$261,000 at March
    31, 1998                                               3,064          1,903
   Short term investments                                     --             --
   Inventories                                             1,470            913
   Costs and estimated earnings in excess of
     billings on uncompleted contracts                       592            368
   Other debtors                                              72             45
   Deferred income taxes                                      --             --
                                                          ------         ------
Total current assets                                       7,668          4,763
                                                          ------         ------
FIXED ASSETS:
   Office equipment                                          453            281
   Workshop equipment                                        684            425
   Furniture and fixtures                                    195            121
   Electrical installation                                    40             25
   Renovation                                                 53             33
   Equipment for rental                                      196            122
   Motor vehicles                                            681            423
                                                          ------         ------
                                                           2,302          1,430
   Accumulated depreciation                               (1,611)        (1,001)
                                                          ------         ------
   Net fixed assets                                          691            429
                                                          ------         ------
TOTAL ASSETS                                               8,359          5,192
                                                          ======         ======


             See notes to unaudited condensed financial statements.

                         INFOTEL TECHNOLOGIES (PTE) LTD

                        UNAUDITED CONDENSED BALANCE SHEET

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                  MARCH 31, 1998
                                                                -------------------
                                                                S$'000      US$'000
                                                                ------      -------
CURRENT LIABILITIES
   Billings in excess of costs and estimated
     earnings on uncompleted contracts                             414         257
   Trade creditors                                               1,661       1,032
   Accrued expenses                                                273         170
   Income taxes payable                                            215         133
Total current liabilities                                           --          --
                                                                 2,563       1,592
                                                                ------      ------
NON-CURRENT LIABILITY
   Deferred income tax                                              64          40
                                                                ------      ------
Total non-current liabilities                                       64          40
                                                                ------      ------
SHAREHOLDERS' EQUITY Ordinary Shares, S$1 par value:
     Authorized - 500,000 shares at March 31,1998
     Issued and fully paid - 500,000 shares
       at March 31, 1998                                           500         310
   Retained earnings                                             5,232       3,250
                                                                ------      ------
                                                                 8,359       5,192
                                                                ======      ======

             See notes to unaudited condensed financial statements.

                         INFOTEL TECHNOLOGIES (PTE) LTD

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS


                                                                               THREE MONTHS
                                                     THREE MONTHS                 ENDED
                                                     ENDED MARCH 31,          MARCH 31, 1998
                                                         1997            -----------------------
                                                        S$'000           S$'000          US$'000
                                                     --------------      ------          -------
Operating revenues:
  Product sales, net                                     3,315            3,137            1,949
  Contract revenues                                        851            1,609              999
  Service fees                                             360              509              316
                                                        ------           ------           ------
Total operating revenues                                 4,526            5,255            3,264
                                                        ------           ------           ------
Costs and operating expenses
  Selling, general and administrative expenses             910              938              582
  Cost of products sold                                  2,531            2,247            1,396
  Cost of contract revenues                                720            1,443              896
  Service costs                                            107              149               93
  Depreciation                                              66              114               71
                                                        ------           ------           ------
Total costs and operating expenses                       4,334            4,891            3,038
                                                        ------           ------           ------
Operating income                                           192              364              226
                                                        ------           ------           ------
Other income
  Net foreign exchange gains                               112              280              174
  Net unrealized holding gains                             255                0                0
  Agency commission                                        149                5                3
  Gain on disposal of fixed assets                          65               78               48
  Miscellaneous income                                       5                0                0
                                                        ------           ------           ------
Total other income                                         586              363              225
                                                        ------           ------           ------
Income before income taxes                                 778              727              451
Provision for income taxes                                (185)            (169)            (105)
                                                        ------           ------           ------
Net income                                                 593              558              346
                                                        ======           ======           ======

             See notes to unaudited condensed financial statements.

                         INFOTEL TECHNOLOGIES (PTE) LTD

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS


                                                                                   NINE MONTHS
                                                       NINE MONTHS                    ENDED
                                                      ENDED MARCH 31,             MARCH 31, 1998
                                                          1997             ---------------------------
                                                         S$'000             S$'000            US$'000
                                                      ---------------      --------           --------
Operating revenues:
  Product sales, net                                      10,899              7,618              4,732
  Contract revenues                                          938              1,669              1,037
  Service fees                                             1,025              1,622              1,007
                                                        --------           --------           --------
Total operating revenues                                  12,862             10,909              6,776
                                                        --------           --------           --------
Costs and operating expenses
  Selling, general and administrative expenses             2,780              2,659              1,652
  Cost of products sold                                    8,383              5,898              3,663
  Cost of contract revenues                                  773              1,478                918
  Service costs                                              305                545                339
  Depreciation                                               194                226                140
                                                        --------           --------           --------
Total costs and operating expenses                        12,435             10,806              6,712
                                                        --------           --------           --------
Operating income                                             427                103                 64
                                                        --------           --------           --------
Other income
  Net foreign exchange gains                                 205                367                228
  Net unrealized holding gains                               255                  0                  0
  Agency commission                                          312                 45                 28
  Gain on disposal of fixed assets                            65                 78                 48
  Miscellaneous income                                        67                  0                  0
                                                        --------           --------           --------
Total other income                                           904                490                304
                                                        --------           --------           --------
Income before income taxes                                 1,331                593                368
Provision for income taxes                                  (329)              (134)               (83)
                                                        --------           --------           --------
Net income                                                 1,002                459                285
                                                        ========           ========           ========


             See notes to unaudited condensed financial statements.

                         INFOTEL TECHNOLOGIES (PTE) LTD

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                             THREE MONTHS ENDED MARCH 31
                                                       ----------------------------------------
                                                        1997             1998            1998
                                                       S$'000           S$'000          US$'000
                                                       ------           ------          -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              593              558              346
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation                                           66              114               71
    Gain on disposal of fixed assets                      (65)             (78)             (48)
    Changes in assets and liabilities
      Fixed deposits                                      976              571              355
      Short term investments                               58              752              467
      Contract work-in-progress                          (998)           1,321              820
      Inventories                                        (476)             180              112
      Accounts receivable                                  54             (373)            (232)
      Other debtors                                       (13)             104               65
      Accounts payable                                    191             (372)            (231)
      Accrued expenses                                   (155)             (53)             (33)
      Income taxes payable                                 39               90               56
                                                       ------           ------           ------
Net cash provided by operating activities                 270            2,814            1,748
                                                       ------           ------           ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of fixed assets                            (14)            (306)            (190)
   Proceeds from the disposal of fixed assets              65               78               48
                                                       ------           ------           ------
Net cash provided by / (used in) investing
   activities                                              51             (228)            (142)
                                                       ------           ------           ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of dividends                                     0           (3,000)          (1,863)
                                                       ------           ------           ------
Net cash used in financing activities                       0           (3,000)          (1,863)
                                                       ------           ------           ------
Net increase / (decrease) in cash and cash
   equivalents                                            321             (414)            (257)
Cash and cash equivalents at beginning of
   period                                               2,511            2,808            1,744
                                                       ------           ------           ------
Cash and cash equivalents at end of period              2,832            2,394            1,487
                                                       ======           ======           ======

             See notes to unaudited condensed financial statements.

                         INFOTEL TECHNOLOGIES (PTE) LTD

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS


                                                                 NINE MONTHS ENDED MARCH 31
                                                       ----------------------------------------------
                                                         1997               1998               1998
                                                        S$'000             S$'000            US$'000
                                                       --------           --------           --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              1,002                459                285
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation                                            194                226                140
    Gain on disposal of fixed assets                        (65)               (78)               (48)
    Changes in assets and liabilities
      Fixed deposits                                        778              1,427                887
      Short term investments                               (162)             1,925              1,196
      Contract work-in-progress                            (244)             1,213                753
      Inventories                                           (84)               507                315
      Accounts receivable                                   969                107                 66
      Other debtors                                         (89)                36                 22
      Accounts payable                                      195             (1,351)              (839)
      Accrued expenses                                     (342)              (159)               (99)
      Income taxes payable                                 (137)              (114)               (71)
                                                       --------           --------           --------
Net cash provided by operating activities                 2,015              4,198              2,607
                                                       --------           --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of fixed assets                             (423)              (398)              (246)
  Proceeds from disposal of fixed assets                     65                 78                 48
                                                       --------           --------           --------
Net cash used in investing activities                      (358)              (320)              (198)
                                                       --------           --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of dividends                                    (185)            (3,185)            (1,978)
                                                       --------           --------           --------
Net cash used in financing activities                      (185)            (3,185)            (1,978)
                                                       --------           --------           --------
Net increase in cash and cash equivalents                 1,472                693                431
Cash and cash equivalents at beginning of
   period                                                 1,360              1,701              1,056
                                                       --------           --------           --------
Cash and cash equivalents at end of period                2,832              2,394              1,487
                                                       ========           ========           ========


             See notes to unaudited condensed financial statements.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Infotel Technologies (Pte) Ltd

     We have audited the accompanying balance sheets of Infotel Technologies
(Pte) Ltd as of June 30, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infotel Technologies (Pte) Ltd at June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with United States generally accepted accounting principles.


/s/ Ernst & Young
------------------------

ERNST & YOUNG

Singapore
May 12, 1998

                         INFOTEL TECHNOLOGIES (PTE) LTD

                                 BALANCE SHEETS

                                     ASSETS

                                                                                 JUNE 30
                                                              -------------------------------------------
                                                               1996                1997             1997
                                              NOTES           S$'000              S$'000           US$'000
                                                              ------              ------           ------
CURRENT ASSETS:
   Cash and cash equivalents                                   1,360               1,701            1,056
   Fixed deposits                                              1,299               1,503              934
   Accounts receivable, net of allowance for
    doubtful accounts of S$111,977 and
    S$288,642 at June 30, 1996 and 1997
    respectively                                               4,502               3,171            1,970
   Short term investments                       2              1,736               1,925            1,196
   Inventories                                                 2,312               1,977            1,228
   Costs and estimated earnings in excess of
     billings on uncompleted contracts          4                  0               1,391              864
   Other debtors                                                  83                 108               67
   Deferred income taxes                        5                  0                  20               12
                                                              ------              ------           ------
Total current assets                                          11,292              11,796            7,327
                                                              ------              ------           ------
FIXED ASSETS:
   Office equipment                                              383                 418              260
   Workshop equipment                                            548                 685              425
   Furniture and fixtures                                        184                 193              120
   Electrical installation                                        40                  40               25
   Renovation                                                     53                  53               33
   Equipment for rental                                          196                 196              122
   Motor vehicles                                                485                 572              355
                                                              ------              ------           ------
                                                               1,889               2,157            1,340
   Accumulated depreciation                                   (1,554)             (1,638)          (1,018)
                                                              ------              ------           ------
   Net fixed assets                                              335                 519              322
                                                              ------              ------           ------
TOTAL ASSETS                                                  11,627              12,315            7,649
                                                              ======              ======           ======


                             See accompanying notes

                         INFOTEL TECHNOLOGIES (PTE) LTD

                                 BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                JUNE 30
                                                              -------------------------------------------
                                                               1996                1997              1997
                                              NOTES           S$'000              S$'000           US$'000
                                                              ------              ------            -----
CURRENT LIABILITIES
   Billings in excess of costs and estimated
     earnings on uncompleted contracts          4                248                   -                -
   Trade creditors                                             2,601               3,012            1,871
   Accrued expenses                                              595                 432              268
   Income taxes payable                                          468                 336              209
                                                              ------              ------            -----
Total current liabilities                                      3,912               3,780            2,348
                                                              ------              ------            -----
NON-CURRENT LIABILITY
                                                              ------              ------            -----
   Deferred income tax                          5                 68                  77               48
                                                              ------              ------            -----
Total non-current liabilities                                     68                  77               48
                                                              ------              ------            -----
SHAREHOLDERS' EQUITY Ordinary Shares,
     S$1 par value:  Authorized - 500,000
       shares at June 30, 1996 and 1997
     Issued and fully paid - 500,000 shares
       at June 30, 1996 and 1997                                 500                 500              310
   Retained earnings                                           7,147               7,958            4,943
                                                              ======              ======            =====
                                                              11,627              12,315            7,649
                                                              ======              ======            =====

                             See accompanying notes

                         INFOTEL TECHNOLOGIES (PTE) LTD

                            STATEMENTS OF OPERATIONS

                                                                                        JUNE 30
                                                                  -----------------------------------------------------
                                                                    1995          1996            1997            1997
                                                         NOTE      S$'000        S$'000          S$'000         US$'000
                                                                  --------      --------        --------       --------
Operating revenues:
  Product sales, net                                                13,579        15,544          13,616          8,457
  Contract revenues                                                  2,937         2,256           2,420          1,503
  Service fees                                                         709           970           1,450            901
                                                                  --------      --------        --------       --------
Total operating revenues                                            17,225        18,770          17,486         10,861

Costs and operating expenses
  Selling, general and administrative expenses                       3,175         3,764           3,626          2,252
  Cost of products sold                                             10,321        11,775          10,920          6,783
  Cost of contract revenues                                          2,440         1,596           1,940          1,205
  Service costs                                                        246           353             454            282
  Bad debts written off                                                  1             4               0              0
  Depreciation                                                         227           166             241            150
  Provision for doubtful debts                                          17             0             177            110
                                                                  --------      --------        --------       --------
Total costs and operating expenses                                  16,427        17,658          17,358         10,782

Operating income                                                       798         1,112             128             79

Other income
  Net foreign exchange gains                                           295           308             226            140
  Interest income                                                       60            23              46             29
  Profit on sale of short term investments                               0             0             157             98
  Profit on redemption of short term investments                         0             0              71             44
  Net unrealized holding gains                                           0             0             262            163
  Dividend income from quoted equity investments                         0             0               7              4
  Agency commission                                                    283           167             340            211
  Equipment rental                                                      73            80               5              3
  Gain on disposal of fixed assets                                       3             9              65             40
  Miscellaneous income                                                   0           119              15              9
                                                                  --------      --------        --------       --------
Total other income                                                     714           706           1,194            741
                                                                  --------      --------        --------       --------
Income before income taxes                                           1,512         1,818           1,322            820
Provision for income taxes                               5            (408)         (473)           (326)          (202)
                                                                  --------      --------        --------       --------
Net income                                                           1,104         1,345             996            618
                                                                  ========      ========        ========       ========


                             See accompanying notes

                          NFOTEL TECHNOLOGIES (PTE) LTD

                            STATEMENTS OF CASH FLOWS


                                                                     JUNE 30
                                               -----------------------------------------------------
                                                 1995           1996           1997            1997
                                                S$'000         S$'000         S$'000         US$'000
                                               --------       --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                      1,104          1,345            996            618
  Adjustments to reconcile net income to
   cash provided by operating activities:
    Depreciation                                    227            166            241            150
    Gain on disposal of fixed assets                 (3)            (9)           (65)           (40)
    Provision for doubtful debts                     17              0            177            110
    Deferred income taxes                            (3)            12            (11)            (7)
    Changes in assets and liabilities
      Fixed deposits                                535         (1,231)          (204)          (127)
      Short term investments                          0         (1,736)          (189)          (117)
      Contract work-in-progress                      39            355         (1,639)        (1,018)
      Inventories                                   187           (799)           335            208
      Accounts receivable                        (1,692)         1,252          1,154            717
      Other debtors                                 (34)            12            (25)           (16)
      Accounts payable                              349            (66)           411            255
      Accrued expenses                              251            (17)          (163)          (101)
      Income taxes payable                           76             24           (132)           (82)
                                               --------       --------       --------       --------
Net cash provided by / (used in)
   operating activities                           1,053           (692)           886            550
                                               --------       --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of fixed assets                      (89)          (181)          (425)          (264)
   Proceeds from disposal of fixed
   assets                                            10             21             65             40
                                               --------       --------       --------       --------
Net cash used in investing activities               (79)          (160)          (360)          (224)
                                               --------       --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of dividends                            (137)          (137)          (185)          (115)
                                               --------       --------       --------       --------
Net cash used in financing activities              (137)          (137)          (185)          (115)
                                               --------       --------       --------       --------
Net increase in cash and cash                       837           (989)           341            211
   equivalents
Cash and cash equivalents at
   beginning of year                              1,512          2,349          1,360            845
                                               --------       --------       --------       --------
Cash and cash equivalents at end of
   period                                         2,349          1,360          1,701          1,056
                                               ========       ========       ========       ========


                             See accompanying notes

                         INFOTEL TECHNOLOGIES (PTE) LTD

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                  TOTAL                                     TOTAL
                                   ORDINARY      RETAINED      SHAREHOLDERS     ORDINARY     RETAINED    SHAREHOLDERS
                                    SHARES       EARNINGS         EQUITY         SHARES      EARNINGS       EQUITY
                                   --------      --------      -----------      --------     --------    ------------
                                                  S$'000                                      US$'000
BALANCE AT JUNE 30, 1994              500          4,972           5,472
Net income for the year                --          1,104           1,104
Dividend paid                          --          (137)           (137)
                                     ----        -------         -------
BALANCE AT JUNE 30, 1995              500          5,939           6,439
Net income for the year                --          1,345           1,345
Dividend paid                          --          (137)           (137)
                                     ----        -------         -------
BALANCE AT JUNE 30, 1996              500          7,147           7,647           310          4,440          4,750
Net income for the year                --            996             996            --            618            618
Dividend paid                          --           (185)           (185)           --           (115)          (115)
                                     ----        -------         -------          ----        -------        -------
BALANCE AT JUNE 30, 1997              500          7,958           8,458           310          4,943          5,253
                                     ====        =======         =======          ====        =======        =======


                             See accompanying notes

                         INFOTEL TECHNOLOGIES (PTE) LTD
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1996 AND 1997
   (BALANCES PRESENTED ARE IN THOUSANDS OF DOLLARS UNLESS OTHERWISE INDICATED)

1.   ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

   Description of Business

     The Company was incorporated in Singapore on October 21, 1983 as a private company limited by shares under the name of Green Trading Pte Ltd and changed its name to Infotel Technologies (Pte) Ltd ("Infotel") on March 27, 1984. Revenues are earned by supplying equipment, systems, and services in the telecommunications and information technology markets. The Company also provide technical services in a range of coordinated multidisciplinary services, from radio communications to computer networking applications; and from electronic test and measuring equipment to turn-key projects.

   Basis of presentation

     The Company maintains its records and prepares its statutory financial statements in accordance with the provisions of Singapore Companies Act, Cap. 50 and Singapore Statements of Accounting Standard. The accompanying financial statements differ from the financial statements issued for statutory purposes in Singapore in that they reflect certain adjustments, not recorded in Infotel's books, which are appropriate to present the financial position, results of operations and cash flows in accordance with United States generally accepted accounting principles ("US GAAP"). The principal adjustments relate to: (1) foreign currency translation; (2) deferred income taxes; (3) accounting for marketable securities held for trading; and (4) proposed/paid dividends.

   Foreign Currency Translation

     Infotel considers Singapore dollar as its functional currency. Foreign currency transactions are converted into Singapore dollars at rates of exchange approximating those ruling at transaction dates. Foreign currency assets and liabilities are translated into Singapore dollars at the rates ruling at the balance sheet date. All profits and losses on exchange are dealt with through the profit and loss account.

       The financial statements are stated in Singapore dollars (S$). Translation of S$ amounts into United States dollars (US$) amounts is included solely for the convenience of the readers outside Singapore and has been made at the rate of S$1.61 to US$1.00, the approximate exchange rate at March 31, 1998. No representation is made that the S$ amounts could have been, or could be, converted into US dollars at that or any other rate.

                         INFOTEL TECHNOLOGIES (PTE) LTD
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

1. ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Inventory

     Inventory consists of parts and equipment for resale and is stated at the lower of cost or net realizable value which approximates market value. Cost is determined on a first-in-first-out basis. Net realizable value is arrived at after due allowance is made for damaged, obsolete and slow-moving inventories.

   Fixed assets and depreciation

     Fixed assets are stated at historical cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the fixed assets ranging from 3 to 5 years.

   Revenue recognition

     Sales under fixed price contracts in progress is recognized under the percentage-of-completion method of accounting in which the estimated sales value is determined on the basis of physical completion to date (the total contract amount multiplied by percent of performance to date less sales value recognized in previous periods). Claims for extra work are included in revenues when collection is probable.

     Costs comprise material, sub-contracting fee and other directly related expenses. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Provisions are made to cover contingency and remedial work that may be necessary.

     The current asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The current liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents amounts billed in excess of revenues recognized.

     Revenue from the sale of products comprising parts and equipment are recognized upon passage of titles to the customers which generally coincides with their delivery and acceptance.

                         INFOTEL TECHNOLOGIES (PTE) LTD
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

1. ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   Cash and cash equivalents

     For purposes of statement of cash flows, the Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Marketable securities

     Effective July 1, 1995, the Company adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement No. 115, debt and marketable securities are required to be classified in one of the three categories: trading, available-for-sale, or held to maturity. The Company's debt and equity securities qualify under the provisions of Statement No. 115 as trading securities. Such securities are recorded at fair value, and unrealized holding gains and losses are included in earnings.

     Dividend income is accrued on the basis of the date dividend is declared by the investee company. Interest income is taken up on an accrual basis.

   Income taxes

     The Company computes and records income tax in accordance with the liability method of Statement of Financial Accounting Standard No.109 "Accounting for Income Taxes."

     Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of the Company's assets and liabilities at enacted tax rates in effect when the temporary differences will reverse.

2.   SHORT TERM INVESTMENTS

                                                   1996      1997      1997
                                                  ------    ------    ------
                                                      S$        S$       US$
     Quoted shares in corporations                 1,736     1,925     1,196
                                                  ======    ======    ======

     Included in the Company's earnings for 1997 and 1996 were changes in net unrealized holding gains of S$262,000 and S$nil respectively.

                         INFOTEL TECHNOLOGIES (PTE) LTD
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

3.   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid for income taxes for the period ended June 30, 1997, was as follows:

                                                                         JUNE 30
                                                      --------------------------------------------
                                                       1995         1996         1997         1997
                                                        S$           S$           S$           US$
                                                      ------       ------       ------        ----
   Income taxes                                          335          437         468          291

4.   CONTRACT WORK-IN-PROGRESS

                                                        1996        1997         1997
                                                         S$          S$           US$
                                                      ------       ------       ------
     Contract work-in-progress comprises:-

       Costs incurred on uncompleted contracts           268        3,079        1,912
       Estimated earnings                                 --          169          105
                                                      ------       ------       ------
                                                         268        3,248        2,017
       Contract revenues recognized to date on
         contracts in progress                            --           --           --
       Less: Billings to date                           (516)      (1,857)      (1,153)
                                                      ------       ------       ------
       Net contract work-in-progress                    (248)       1,391          864
                                                      ======       ======       ======

     Included in the accompanying balance sheet under the following captions-

       Costs and estimated earnings in excess of
         billings on uncompleted contracts                --        1,391          864
       Billings in excess of costs and estimated
         earnings on uncompleted contracts              (248)          --           --
                                                      ------       ------       ------
                                                        (248)       1,391          864
                                                      ======       ======       ======

                         INFOTEL TECHNOLOGIES (PTE) LTD
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

5.     INCOME TAXES

       Income tax expense consists of the following:

                                              JUNE 30
                                   ------------------------------
                                   1995      1996    1997    1997
                                    S$        S$      S$     US$
                                   ----      ----    ----    ----
       Current                      411       461     337     209
       Deferred                      (3)       12     (11)     (7)
                                   ----      ----    ----    ----
                                    408       473     326     202
                                   ====      ====    ====    ====

     Total income tax expense differs from the amount computed by applying the Singapore statutory income tax rate of 26% (1996: 26%; 1995: 27%) to income before taxes as follows:

                                                                  JUNE 30
                                                       ------------------------------
                                                       1995      1996    1997    1997
                                                        S$        S$      S$      US$
                                                       ----      ----    ----    ----
       Computed expected income taxes                   408       473     343     213

       Non-taxable item - gain on disposal of
         private car                                      -         -     (17)    (11)
                                                       ----      ----    ----    ----
                                                        408       473     326     202
                                                       ====      ====    ====    ====

     The Company had no tax credit carryforwards in Singapore as at June 30, 1997.

     The components of deferred income taxes are as follows:

                                                            JUNE 30
                                                   --------------------------
                                                   1996       1997       1997
                                                    S$         S$         US$
                                                   ----       ----       ----
     Deferred tax assets:
            Unrealized exchange loss                 --         20         12

     Deferred tax liabilities
            Depreciation and fixed assets           (68)       (77)       (48)
                                                   ----       ----       ----
     Net deferred liability                         (68)       (57)       (36)
                                                   ====       ====       ====


                         INFOTEL TECHNOLOGIES (PTE) LTD
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

5.   INCOME TAXES (CONTINUED)

     The net deferred tax asset is classified as follows:

                                                         JUNE 30
                                                --------------------------
                                                1996       1997       1997
                                                 S$         S$         US$
                                                ----       ----       ----
     Non-current liability                       (68)       (77)       (48)
     Current assets                               --         20         12
                                                ----       ----       ----
                                                 (68)       (57)       (36)
                                                ====       ====       ====

     The deferred tax provision for 1996 and 1997 resulted primarily from the timing differences between financial and income tax reporting for depreciation of fixed assets and realization of foreign exchange differences.

6.   RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1997, the Company sold a motor vehicle (with net book value of $0) to a director of the Company, Mr James Han, for S$65,000 and realized a gain on disposal of fixed asset for the same amount.

7.   SUBSEQUENT EVENTS

     In January 1998, the Company entered into a definitive agreement with NHancement Technologies Inc. ("NHancement"), a company currently listed on the Nasdaq SmallCap Market System for the acquisition of the Company by NHancement. Closing of the transaction is contingent upon NHancement obtaining the financing necessary to complete the acquisition.

       On January 5, 1998, the Company paid an interim dividend of 810.81%, less 26% tax, amounting to S$3 million for the year ending June 30, 1998.

                         INFOTEL TECHNOLOGIES (PTE) LTD
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

8.   SALES TO MAJOR CUSTOMERS

     The Company operates in one primary business segment - supplying equipment, systems, and services in the telecommunications and information technology markets and related technical services. The Company's main source of revenue is derived from product sales and contract revenues.

     Product sales to customers outside Singapore represent less than 15 percent of total sales.

     Product sales comprise mainly sales of equipment and related parts and accessories:

                                                    1995        1996       1997      1997
                                                     S$          S$         S$        US$
                                                   ------      ------     ------     -----
       Data communication                           4,558       8,230      6,902     4,287
       Telecommunication / Radio equipment          2,867       2,382      2,418     1,502
       Test instruments                             5,981       4,800      4,274     2,654
       Others                                         173         132         22        14
                                                   ------      ------     ------     -----
       Total product sales                         13,579      15,544     13,616     8,457
                                                   ======      ======     ======     =====


     Contracts with government agencies and customer A make up more than 90% of the total contract revenue generated by the Company.

     Operating revenues from major customers are presented below:


                                         1995         1996         1997
                                         ----         ----         ----
                                                % OF TOTAL SALES
       Government agencies                n/a           11           21
       Customer A                         n/a           27            9
       Customer B                         n/a            7            9


     n/a Information is not available.

     In view of the size and strong financial position of the major customers, the management does not believe significant credit risk exists at June 30, 1997. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any industry.

                        1,638,375 SHARES OF COMMON STOCK

                          NHANCEMENT TECHNOLOGIES INC.

                                 --------------

                                   PROSPECTUS

                                 --------------

                                  June 2, 1998


TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Available Information                                                   2
Incorporation of Certain
   Documents by Reference                                               2
Special Note Regarding Forward-Looking Statements                       3
Special Note Regarding Certain Transactions                             3
Prospectus Summary                                                      4
Risk Factors                                                            6
Recent Developments                                                    14
Use of Proceeds                                                        15
Selling Stockholders                                                   16
Plan of Distribution                                                   17
Legal Matters                                                          18
Experts                                                                18
Index to Financial Statements                                          19